EXHIBIT 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made this 24th day of January 2008 by and between Brian Lesperance (the “Employee”); Medical Solutions Management Inc., a Nevada corporation (“MSM”); OrthoSupply Management, Inc., a Delaware corporation and wholly-owned subsidiary of MSM (“OMI”); and OrthoSupply Management, LLC, a Massachusetts limited liability company and wholly-owned subsidiary of MSM (“OML,” collectively with MSM and OMI, the “Company”).

RECITALS

WHEREAS, Employee has been employed by OMI as its President and Chief Executive Officer since September 12, 2005 pursuant to that certain Employment Agreement between OMI and Employee (the “Employment Agreement”) and by MSM as its President and Treasurer since December 30, 2005;

WHEREAS, Employee’s at-will employment with MSM and any of its subsidiaries or affiliates, including without limitation, all positions he holds at OMI and OML, shall terminate effective as of January 24, 2008 (the “Separation Date”); and

WHEREAS, the Company and Employee desire to specify the terms and conditions of Employee’s termination from employment with the Company and all positions he holds with the Company, its subsidiaries or its affiliates.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.	Employment Status and Final Payments.

(a) Employee’s employment with the Company and all positions he holds at the Company or its subsidiaries or affiliates shall terminate effective as of the Separation Date. Accordingly, Employee’s regular salary and benefits shall terminate effective as of the Separation Date, and any entitlement he has or might have had under any Company-provided benefit plan, program or practice shall terminate effective as of the Separation Date, except as required by federal or state law or otherwise described below.

(b) Within thirty (30) days after the Separation Date (unless notice of revocation is provided pursuant to Section 6(g)(iii) below), Employee shall be entitled to and the Company shall be obligated to pay Employee the gross amounts of (i) One Hundred Seventy-five Thousand and No/100 Dollars ($175,000) representing an amount equal to twelve months (12) of Employee’s base salary in effect on the Separation Date; and (ii) Twenty Thousand and One Hundred Ninety-two Dollars ($20,192) representing Employee’s unpaid and accrued vacation and sick pay which is due and owing Employee through the Separation Date, for an aggregate gross payment by the Company to Employee of One Hundred Ninety-five Thousand and One Hundred Ninety-two Dollars ($195,192). All payments under this Section 1(b) shall be made net of any and all applicable taxes and other withholdings.

(c) Employee shall be entitled to and the Company shall be obligated to provide Employee with medical and dental coverage consistent with the coverage provided in Section V of the Employment Agreement until the first anniversary of the Separation Date.

(d) Employee acknowledges and agrees that from and after the Separation Date, Employee shall have no equity ownership rights (including options, warrants, stock appreciation rights, or phantom stock rights) in the Company or its subsidiaries or affiliates other than (i) 1,802,200 shares of MSM’s common stock, and (ii) a warrant (the “Warrant”) to purchase an aggregate of 500,000 shares of MSMI’s common stock, exercisable in whole or in part for three (3) years after the date of grant at an exercise price of $.55 per share (subject to adjustment in the event of stock splits, stock dividends and other similar events affecting MSMI’s common stock, which Warrant shall be issued to Employee within thirty (30) days after the Separation Date (unless notice of revocation is provided pursuant to Section 6(g)(iii) below). Employee further acknowledges and agrees that any other equity ownership rights in the Company or its subsidiaries or affiliates previously held by Employee, or agreed to be issued by the Company or its subsidiaries or affiliates to Employee, are hereby forfeited.

2. Settlement of Amounts Due. Employee acknowledges and agrees that the amounts set forth in Section 1 constitute complete and unconditional payment, settlement, accord and/or satisfaction for any and all obligations and liabilities of the Company and its subsidiaries and affiliates to Employee, and with respect to all claims, causes of action and damages that could be asserted by Employee against the Company and its subsidiaries and affiliates arising out of Employee’s employment with, change in employment status with and termination of employment from the Company, including, without limitation, any and all claims for wages, salary, vacation pay, compensation, draws, incentive pay, bonuses, stock and stock options, deferred compensation, restricted stock, commissions, reimbursement of expenses, severance pay, notice pay, salary continuation pay, attorney’s fees, ownership or equity in the Company, exemplary damages or other benefits, costs or sums.

3. General Release. In exchange for the benefits described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees that he, his representatives, agents, estate, heirs, successors and assigns (collectively and individually the “Employee Parties”) absolutely and unconditionally hereby release, remise, indemnify, hold harmless and forever discharge the Company, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, benefit plans and insurers, as well as its and their current and former directors, stockholders, officers, employees, attorneys, partners, representatives and/or agents, both individually and in their official capacities (collectively and individually the “Company Parties”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, obligations, agreements, promises, debts, damages, judgments, rights and demands (all of the foregoing collectively, “Claims”), whether existing or contingent, known or unknown, including, but not limited to, (a) any and all claims arising out of or in connection with Employee’s employment, change in employment status or termination of employment with the Company, (b) any and all claims arising out of or in connection with any relationship between Employee and the Company and/or the Company Parties, including those arising out of Employee’s status as an employee or officer of the Company and/or the Company Parties, (c) any and all claims based on any federal, state or local law, constitution or regulation regarding either employment or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, age, handicap, physical or mental disability, creed, religion, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, veteran status, military service, application for military service, or any other category protected under state or federal law, and (d) any and all claims based on any contract, whether oral or written, express or implied; any tort; and/or any other statutory or common law claim of any nature whatsoever. This Section 3 is intended by the parties hereto to be all encompassing and to act as a full and total release of any and all claims, whether specifically enumerated herein or not, that Employee Parties have, may have or have had against the Company Parties, from the beginning of the world to the date of this Agreement and through and after the Separation Date; provided, however, that notwithstanding the foregoing, the release contained herein shall not apply to any Claims arising or accruing under this Agreement.

4. Non-Disparagement; Return of Company Property. Employee agrees not to knowingly and intentionally make any statements nor issue any documentation containing comments, which are defamatory toward, disparaging of, or intended to cause damage to the business or reputation of the Company or its directors, officers, employees or shareholders. Employee promptly will supply to the Company all property (including all files, customer lists, etc.) that have been produced or received by Employee during his employment with the Company.

5. Restrictive Covenants; Confidentiality and Trade Secrets; Assignment of Inventions. Employee acknowledges and agrees that nothing herein shall relieve Employee from his obligations under Sections VII, VIII and IX of the Employment Agreement, which obligations shall continue with full force and effect after the date of this Agreement and through and after the Separation Date in accordance with their terms.

6. Miscellaneous.

(a) This Agreement sets forth the complete, sole and entire agreement between the parties and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, regarding the subject matter set forth herein.

(b) This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and Employee. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated.

(c) In the event that any provision of this Agreement, or any part thereof, is determined to be legally invalid, void or voidable as against the public policy or otherwise, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(d) This Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(e) Employee may not assign any of his rights or delegate any of his duties under this Agreement.

(f) If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

(g) Employee acknowledges that he has executed this Agreement voluntarily and of his own free will and that prior to executing it, the Company advised him that: (i) he had the right to consider the Agreement for a period of twenty-one (21) days from the date he received it; (ii) he had, and should exercise, the right to consult with an attorney prior to executing the Agreement; (iii) he had the right to revoke the Agreement within seven (7) days after executing it by giving written notice of the revocation to the Company; and (iv) if he exercised his right to revoke the Agreement, the Agreement would become null and void, and no party would have any rights or obligations hereunder.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement this 24th day of January 2008.

EMPLOYEE:	COMPANY:

MEDICAL SOLUTIONS MANAGEMENT, INC.

/s/ Brian Lesperance
Brian Lesperance	By:	/s/ Marshall Sterman
Marshall Sterman, Chairman of the Board of Directors

ORTHOSUPPLY MANAGEMENT, INC.

	By:	/s/ Marshall Sterman
Marshall Sterman, Chairman of the Board of Directors

ORTHOSUPPLY MANAGEMENT, LLC

	By:	/s/ Marshall Sterman
Marshall Sterman, Chairman of the Board of Directors